EXHIBIT 11
                                                                      ----------

                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss



                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                         ------------------------------
                                                             2004              2003
                                                         ------------      ------------
Computation of Loss Per Share:

Weighted average number of common shares outstanding       28,716,134        18,716,134

Loss applicable to common stock: (1)

   From continuing operations                            $ (6,666,000)     $ (6,357,000)
   From discontinued operations                                    --            11,000
                                                         ------------      ------------

   Net loss                                              $ (6,666,000)     $ (6,346,000)
                                                         ============      ============

 Basic and diluted loss per common share:

   From continuing operations                            $      (0.23)     $      (0.34)
   From discontinues operations                                 (0.00)            (0.00)
   Net loss                                              $      (0.23)     $      (0.34)
                                                         ============      ============





______________
(1) Losses applicable to Common Stock includes unpaid preferred stock dividends for the nine months ended September 30, 2004 and 2003 in the amount of $6,835,000 and $6,475,000 respectively.